Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
among
LANDAMERICA FINANCIAL GROUP, INC.,
FIDELITY NATIONAL FINANCIAL, INC.
and
THANKSGIVING CORPORATION

DATED AS OF NOVEMBER 7, 2008

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.4(a)
Adjusted Option	1.5(a)
Adverse Debt Change	5.2(j)
Agreement	Preamble
Alternative Proposal	6.10(a)(i)
Alternative Transaction	6.10(a)
Articles of Merger	1.2(a)
Bank	6.11
Bankruptcy and Equity Exception	3.3(a)
Cash Amount	1.5(c)
Certificate	1.4(d)
Change of Recommendation	6.10(d)
Change of Recommendation Notice	6.10(d)(iii)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
CLTIC	6.12
Code	Recitals
Company	Preamble
Company Articles	3.1(b)
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Cash Unit Consideration	1.5(c)
Company Cash Units	1.5(c)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Deferred Stock Units	1.5(d)
Company Disclosure Schedule	Art. III
Company ESPP	1.5(e)
Company IP	3.17(a)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.5(b)
Company Restricted Shares	1.5(b)
Company SEC Reports	3.5(c)(i)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(g)
Covered Employees	6.5(a)
Credit Facility	Recitals
CTIC	Recitals

Section
D & O Insurance	6.6(c)
Derivative Transactions	3.14(a)
DOJ	6.1(d)(ii)
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.2(c)(i)
End Date	8.1(c)
Equity Value Shortfall	6.11
ERISA	3.11(a)
ERISA Affiliate	3.11(h)
Excess Shares	2.3(f)(ii)
Exchange Act	3.5(c)(i)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Expenses	8.4(b)
FDIC	3.4(b)
Form S-4	3.4(c)
FNTIC	6.12
FTC	6.1(d)(ii)
GAAP	3.1(c)
Governmental Entity	3.4(b)
HSR Act	3.4(e)
Indemnified Party	6.6(a)
Insurance Contracts	3.19(d)
Insurance Subsidiary	3.19(a)
Insurance Subsidiary Agreement	6.12
Intellectual Property	3.17(a)
IRS	3.10(a)
Law	6.1(i)
Letter of Transmittal	2.3(a)(i)
License Agreement	3.17(a)
Licensed Company IP	3.17(a)
Licensed Parent IP	4.14(a)
Liens	3.2(c)
LTIC	6.12
Material Adverse Effect	3.8(a)
Maximum Amount	6.6(c)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
Note Purchase Agreement	6.12
NYSE	1.5(c)
Owned Company IP	3.17(a)
Owned Parent IP	4.14(a)

v

Section
Owned Properties	3.16(a)
Parent	Preamble
Parent Bylaws	4.3(b)(i)
Parent Capitalization Date	4.2
Parent Certificate	4.3(b)
Parent Common Stock	1.4(c)
Parent Contract	4.12(a)
Parent Deferred Stock Unit	1.5(d)
Parent Disclosure Schedule	Art. IV
Parent Insurance Subsidiary	4.15(a)
Parent IP	4.14(a)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.5(b)
Parent SEC Reports	4.5(c)(i)
Parent Stock Plans	4.2
Permitted Encumbrances	3.16(a)(iv)
Pre-Termination Company Takeover Proposal Event	8.4(b)
Proxy Statement	3.4(c)
Real Property	3.16(b)
Reference Equity Value	6.11
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Regulatory Laws	6.1(h)
Reinsurance Contract	3.19(g)
Revolver	6.12
SAP	3.19(b)
Sarbanes-Oxley Act	3.5(c)
SCC	1.2(a)
SEC	1.5(g)
Securities Act	3.2(a)(ii)
Statutory Statements	3.19(b)
Subsidiary	3.1(c)
Superior Proposal	6.10(d)
Surviving Company	Recitals
Takeover Statutes	3.20
Tax	3.10(h)
Tax Return	3.10(i)
Taxes	3.10(h)
Termination Date	8.1(c)
Termination Fee	8.4(a)
Trust Account Common Shares	1.4(b)
Unaccelerated Company Cash Units	1.5(c)
Unaccelerated Company Restricted Shares	1.5(b)
Voting Debt	3.2(a)
VSCA	1.1

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2008 (this “Agreement”), among LandAmerica Financial Group, Inc., a Virginia corporation (“Company”), Fidelity National Financial, Inc., a Delaware corporation (“Parent”) and Thanksgiving Corporation, a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
          WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have adopted this Agreement and declared that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
          WHEREAS, concurrent with the execution and delivery of this Agreement, as a condition and inducement to Company’s willingness to enter into this Agreement, Chicago Title Insurance Company, an insurance company organized under the laws of the State of Nebraska and a wholly owned Subsidiary of Parent (“CTIC”), is entering into a Credit Agreement (the “Credit Facility”) pursuant to which CTIC will make available to Company a line of credit for up to $30,000,000 on the terms and conditions set forth therein;
          WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
          1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the Commonwealth of Virginia. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

          1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with this Agreement, with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA.
          1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:
          (a) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
          (b) All shares of common stock, no par value, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Parent (other than shares of Company Common Stock owned by Company or Parent and held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by any wholly owned subsidiary of Company or Parent shall be converted into such number of shares of stock of the Surviving Company such that each such subsidiary owns the same percentage of the outstanding common stock of the Surviving Company immediately following the Effective Time as such subsidiary owned in Company immediately prior to the Effective Time.
          (c) Subject to Section 1.4(e), each share of Company Common Stock, except for shares of Company Common Stock owned by Company or Parent and except for Trust Account Common Shares and DPC Common Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.993 (such amount, as it may be adjusted pursuant to Section 6.11, the “Exchange Ratio”) share of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), (the “Merger Consideration”).

          (d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).
          (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.
          1.5 Stock Options and Other Stock-Based Awards; ESPP. (a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (collectively, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall become fully vested and exercisable (but only if the applicable option award agreement as in effect on September 1, 2008 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Option was granted provides that such Company Option shall vest (or shall become exercisable) upon a change in control or any other event that includes the Merger) and shall be converted into an option (an “Adjusted Option”) to purchase the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole penny), and otherwise on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time; provided, that, in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.
          (b) Immediately prior to the Effective Time, each restricted share of Company Common Stock that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall (i) if and to the extent that the applicable restricted stock award agreement as in effect on September 1, 2008 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Restricted Share was granted provides that such Company Restricted Shares shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger, vest in full and be converted into the right to receive the Merger

Consideration as provided in Section 1.4(c) of the Agreement, and (ii) if and to the extent that the applicable restricted stock award agreement as in effect on September 1, 2008 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Restricted Share was granted does not provide that such Company Restricted Shares shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger (any such Company Restricted Shares, “Unaccelerated Company Restricted Shares”), be converted into the number of whole shares (rounded to the nearest whole share) of Parent Common Stock equal to the Exchange Ratio times each such holder’s number of Unaccelerated Company Restricted Shares outstanding immediately prior to the Effective Time and will be subject to the same terms and conditions as the Company Restricted Shares (including applicable vesting requirements).
          (c) As of the Effective Time, each “cash unit” that corresponds to shares of Company Common Stock that is outstanding immediately prior to the Effective Time (collectively, the “Company Cash Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) if and to the extent that the applicable cash unit award agreement as in effect on September 1, 2008 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Cash Unit was granted provides that such Company Cash Units shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger, vest in full and be converted into the right to receive cash with a value equal to the product of (x) the Cash Amount (as defined below) and (y) the number of shares of Company Common Stock underlying such Company Cash Unit (less any required Tax withholdings) (such amount the “Company Cash Unit Consideration”), and (ii) if and to the extent that the applicable cash unit award agreement as in effect on September 1, 2008 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Cash Unit was granted does not provide that such Company Cash Units shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger (any such Company Cash Units, “Unaccelerated Company Cash Units”), be converted into a cash unit for the number of whole shares (rounded to the nearest whole share) of Parent Common Stock equal to the Exchange Ratio times each such holder’s number of Unaccelerated Company Cash Units outstanding immediately prior to the Effective Time and will be subject to the same terms and conditions as the Company Cash Units (including applicable vesting requirements). To the extent Company Cash Unit Consideration is to be paid pursuant to this Section 1.5(c), the Surviving Company or Parent shall pay the holders of Company Cash Units the Company Cash Unit Consideration on or as soon as reasonably practicable after the Closing Date, but in any event within five business days following the Closing Date. For purposes of this Section 1.5(c), “Cash Amount” shall mean the closing price of a share of Company Common Stock as reported on the New York Stock Exchange composite tape (the “NYSE”) on the Closing Date as reported by The Wall Street Journal.
          (d) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (other than Company Cash Units) (collectively, the “Company Deferred Stock Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred stock units with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common

Stock in which such Company Deferred Stock Units are denominated immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (“Parent Deferred Stock Units”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Deferred Stock Units immediately prior to the Effective Time. The obligations in respect of the Parent Deferred Stock Units shall be payable or distributable in accordance with the terms of the Company Benefit Plan relating to such Parent Deferred Stock Units.
          (e) Company shall, prior to the Effective Time, take all actions necessary to terminate the Employee Stock Purchase Plan (the “Company ESPP”) and all outstanding rights thereunder as of the end of an offering period which ends no later than 14 days prior to the Effective Time; provided that Company is under no obligation to take any of the foregoing actions until after November 21, 2008; provided, further, that, from and after the date hereof, to the extent permitted under Section 423 of the Code, Company shall take all actions necessary to ensure that no new participants be permitted into the Company ESPP and that the existing participants thereunder may not increase their elections with respect to the current or any subsequent offering period. The offering period in effect as of immediately prior to the time that the Company ESPP is terminated pursuant to the foregoing sentence shall end as of such time and each participant in the Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the Company ESPP in respect of the applicable offering period in accordance with the terms of the Company ESPP. Company shall not grant any awards to which this Section 1.5 applies or any other equity based award on or after the date of this Agreement except as permitted under Section 5.2. The termination of the Company ESPP contemplated by this Section 1.5(e) will not affect a participant’s rights to shares of Company Common Stock already purchased for the participant under the Company ESPP or payroll deductions held by the administrator under the Company ESPP.
          (f) Prior to the Effective Time, Company, the Board of Directors of Company and the Executive Compensation Committee of the Board of Directors of Company, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.5.
          (g) Parent shall take all action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options, vesting of restricted Parent Common Stock in respect of Unaccelerated Company Restricted Shares or settlement of the Parent Deferred Stock Units. All of the conversions and adjustments made pursuant to this Section 1.5, including without limitation, the determination of the number of shares of Parent Common Stock subject to any award and the exercise price of the Adjusted Options, shall be made in a manner consistent with the requirements of Section 409A of the Code. Promptly after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this paragraph (g).

          1.6 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company, until thereafter amended as provided therein or by applicable law; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Company will be amended and restated in its entirety to read as follows: “The name of the corporation is LandAmerica Financial Group, Inc. (the “Company”).” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable law.
          1.7 Directors and Officers. The directors of Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of the Surviving Company. Prior to but effective as of the Effective Time, Parent shall take such actions as may be required to add Theodore L. Chandler, Jr. to the Parent Board of Directors (to serve in the class of directors with terms expiring at Parent’s annual meeting of stockholders in 2010) and to appoint Mr. Chandler as Vice-Chairman of the Parent Board of Directors.
          1.8 Tax Consequences. It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
          2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
          2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration (together with the proceeds from the sale of the Excess Shares by the Exchange Agent, the “Exchange Fund”).
          2.3 Delivery of Merger Consideration. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon actual delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).
          (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.
          (c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.
          (d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the fractional shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (i) the one-year anniversary of the Effective Time and (ii) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the

Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.
          (e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
          (f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, each former shareholder of Company who otherwise would be entitled to receive such fractional share shall be paid an amount in cash (rounded to the nearest cent) equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock that would otherwise have been issued pursuant to this Article II. As soon as practicable following the Closing Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the “Excess Shares”), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to former shareholders of Company in respect of fractional shares. The Exchange Agent shall determine the portion of the proceeds of such sale to which each former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. Until the proceeds of such sale have been distributed to the former holders of shares of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders of shares of Company

Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of shares of Company Common Stock.
          (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time will be paid to Parent. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by holders of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.
          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
          Subject to and as qualified by items (i) disclosed in any Company SEC Report filed with the SEC by Company between December 31, 2007 and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Company SEC Report, or any other disclosures in such Company SEC Report that are non-specific, cautionary, predictive or forward-looking in nature), but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (ii) disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a section in Article III, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article III of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (x) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (y) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Company), Company hereby represents and warrants to Parent as follows:
          3.1 Corporate Organization. (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) True, complete and correct copies of the Amended and Restated Articles of Incorporation of Company (the “Company Articles”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.
          (c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).
          (d) The minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 of its shareholders and Board of Directors and the audit committee of its Board of Directors.
          3.2 Capitalization. (a) The authorized capital stock of Company consists of 45,000,000 shares of common stock, no par value, of which, as of November 4, 2008 (the “Company Capitalization Date”), 15,468,546 shares were issued and outstanding (including the Company Restricted Shares described below), and 5,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued or outstanding. As of the Company Capitalization Date, Company held 0 shares of Company Common Stock in its treasury. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for 876,714.8145 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, incentive, stock option and dividend reinvestment and stock purchase plans (covering 96,900 Company Options, 246,615 Company Restricted Shares, 178,566 Company Cash Units and 354,633.8145 Company Deferred Stock Units) and 1,918,551 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. Except as described in the first sentence of this Section 3.2(a) and except pursuant to this Agreement and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. Except as described in the first sentence of this Section 3.2(a) and except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries, (ii) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Stock, Company Preferred Stock, Voting Debt or other equity securities of Company.
          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and settlement of each Company Deferred Stock Unit that was outstanding as of the Company Capitalization Date and the weighted average exercise price for the Company Options. Other than the Company Options, Company Restricted Shares, Company Cash Units and Company Deferred Stock Units that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date, except as permitted in accordance with Section 5.2 of this Agreement with respect to matters set forth on Section 5.2 of the Company Disclosure Schedule, Company has not (i) issued (other than shares issued under the Company ESPP in accordance with Section 5.2(b)(iv) of this Agreement) or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement of Company Deferred Stock

Units that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Benefit Plans.
          (c) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
          3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved and adopted by the Board of Directors of Company. At a meeting duly called and held, the Board of Directors of Company has determined unanimously that this Agreement is advisable and in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the enforcement of the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
          (b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its

Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.
          3.4 Consents and Approvals. Except for (a) filings of applications and notices, as applicable, with the state insurance authorities set forth in Section 3.4 of the Company Disclosure Schedule, and approval of such applications and notices, (b) the filing of any required applications with the Federal Deposit Insurance Corporation (the “FDIC”), the California Department of Financial Institutions, and any other federal, foreign or state banking, consumer finance, insurance or other foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) set forth in Section 3.4 of the Company Disclosure Schedule, and approval of or non-objection to such applications, filings and notices (the items described in clauses (a) and (b), the “Regulatory Approvals”), (c) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(i), (d) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (e) any notices or filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the antitrust laws and regulations of any foreign jurisdiction and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.
          3.5 Reports; Regulatory Matters. (a) Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2006 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority, (iv) any self-regulatory authority and (v) the FDIC, (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. There is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).
          (b) Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
          (c) Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Company pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Company to its shareholders since January 1, 2006 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). To the knowledge of Company, other than as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Company SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.
          3.6 Financial Statements. (a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
          (b) Neither Company nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.
          (c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to

Company’s auditors and audit committee, a copy of which has previously been made available to Parent. As of the date hereof, there is no reason to believe that Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (d) Since June 30, 2008, (i) neither Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.
          3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth in Section 3.7 of the Company Disclosure Schedule.
          3.8 Absence of Certain Changes or Events. (a) Since December 31, 2007, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, or any intentional breach by CTIC of its obligations to lend money on the terms and subject to the conditions of the Credit Facility, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or changes in general business, economic or market conditions, including changes generally in prevailing interest rates, credit markets, securities markets, the availability of mortgage or other financing or commercial and residential real estate transaction volumes, or (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
          (b) Since December 31, 2007 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
          (c) Since December 31, 2007 through and including the date of this Agreement, neither Company nor any of its Subsidiaries has (i) changed any Tax or financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ii) except for publicly disclosed ordinary dividends on Company Common Stock and except for distributions by wholly owned Subsidiaries of Company to Company or another wholly owned Subsidiary of Company, made or declared any distribution in cash or kind to its shareholder or shareholders or repurchased any shares of its capital stock or other equity interests.
          3.9 Legal Proceedings. (a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject, and no such proceedings, claims, actions, suits or investigations disclosed in the Company Disclosure Schedule or the Company SEC Reports could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.
          (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).
          3.10 Taxes and Tax Returns. (a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2004, and any material liability with respect thereto has been satisfied or any material liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Company or any of its Subsidiaries for which Company does not have reserves that are adequate under GAAP. Neither Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Within the past two years (or otherwise as part of a “plan” (or series of related transactions) within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.
          (b) Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employees and independent contractors salaries, wages, other compensation, and other amounts and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable laws.
          (c) As of the date hereof, (i) there are no pending or, to the knowledge of Company, threatened audits, examinations, investigations or other proceedings in respect of any Taxes of Company or any of its Subsidiaries with respect to which Company or such Subsidiary has been notified in writing; and (ii) neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
          (d) Neither Company nor any of its Subsidiaries nor any other person on any of their behalf has executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of law in respect of Company or any of its Subsidiaries.
          (e) There are no Liens for Taxes, other than Liens for current Taxes not yet due and payable, on the assets of Company or any of its Subsidiaries.
          (f) Since January 1, 2004, each of the Insurance Subsidiaries has qualified as an insurance company within the meaning of Section 831 of the Code.
          (g) Each Subsidiary of Company that engages in section 1031 exchange business has at all times qualified for qualified intermediary status within the meaning of Treas. Reg. sec. 1.1031(k)-1(g)(4)(iii) with respect to each section 1031 transaction that it facilitates.
          (h) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.
          (i) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.
          3.11 Employee Matters. (a) Section 3.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).
          (b) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable Law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of Company, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) as of the last day of the most recent plan year ended prior to the date hereof, as of the date hereof and as of the Effective Time, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did and does not exceed the then current value of assets of such Company Benefit Plan and (B) the amount of such liabilities as of the last day of the most recent plan year ended prior to the date hereof was properly reflected on the financial statements of Company or its applicable Subsidiary previously filed with the SEC; (iv) no Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Company or any Company Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Controlled Group Liability has been incurred by Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Company, its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither Company nor any of its Subsidiaries contributes on behalf of employees of Company or any of its Subsidiaries to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts payable by Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither Company nor any of its Subsidiaries has engaged in a transaction in connection with which Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there is no pending, threatened or anticipated claim (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of Company or any Company Subsidiary and, to the knowledge of Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a claim. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code. No Company Option granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.
          (c) All Company Options have been granted in compliance in all material respects with the terms of the applicable Company Benefit Plans and with applicable Law.
          (d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or terminate any Company Benefit Plan or related trust. No Company Benefit Plan provides for (A) the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code or (B) payments that would be non-deductible under Code Sections 162(m) or 280G.
          (e) No labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes pending or threatened against or involving Company or any of its Subsidiaries. Each of

Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
          (f) Company does not maintain any material Company Benefit Plans (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.
          (g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.
          (h) “ERISA Affiliate” means any entity if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).
          3.12 Compliance with Applicable Law. (a) Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, Law applicable to Company or any of its Subsidiaries.
          (b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator in accordance with the terms of the governing documents and applicable Law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          3.13 Certain Contracts. (a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC and that is to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof; (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts the conduct of, or the manner of conducting, any line of business in any geographic area, or, to the knowledge of Company, upon consummation of the Merger could restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business in any geographic area; (iii) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that pertains to a material joint venture or material partnership agreement; (vi) that is an indenture, credit agreement, loan agreement, guarantee or other agreement relating to material indebtedness of Company or any Subsidiary, or of any third party for which Company or any Subsidiary is a guarantor or is otherwise liable; (vii) that requires Company or any Subsidiary to make an investment in, or otherwise provide funds to, any person, in each case in an amount in excess of $1 million; (viii) that is with an agency, broker, insurer or other person that accounted for 1% or more of the sales of the Insurance Subsidiaries, taken as a whole, for the 12 months ended June 30, 2008; (ix) that provides for the indemnification of any officer, director or employee of Company or any Subsidiary; or (x) that would prevent, materially delay or materially impede Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract.”
          (b) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract. No notice of default or termination has been received under any Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.
          3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.
          (b) All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Company and its Subsidiaries and, to Company’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
          3.15 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except as set forth in Section 3.15 of the Company Disclosure Schedule. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
          (b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses.
          3.16 Property. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all material Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use or value (as reflected in Company’s consolidated financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value (as reflected in Company’s consolidated financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. To Company’s knowledge, neither the whole nor any portion of the Real Property (x) has been damaged in any material respect or destroyed or (y) is being or condemned or otherwise taken by any public authority, nor has any such condemnation or taking been threatened in writing.

          3.17 Intellectual Property.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:
          “Company IP” means all Intellectual Property owned, used, held for use or exploited by Company or any of its Subsidiaries.
          “Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing; (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation; (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
          “License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.
          “Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.
          “Owned Company IP” means the Intellectual Property that is owned by Company or any of its Subsidiaries.

          (b) Company and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP. To the knowledge of Company, all Licensed Company IP is being used substantially in accordance with the applicable License Agreement.
          (c) The Owned Company IP and Licensed Company IP constitute (i) all of the Company IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of Company and its Subsidiaries as they are currently conducted and as they have been conducted since June 30, 2008.
          (d) The Owned Company IP and, to the knowledge of Company, Licensed Company IP, are valid, subsisting and enforceable.
          (e) Neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. Neither Company nor any of its Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Company IP.
          (f) To the knowledge of Company, no Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. No third party has infringed, misappropriated or otherwise violated any Owned Company IP.
          (g) Company and its Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Neither Company nor any Subsidiary of Company (A) has suffered a material security breach with respect to its data or systems, (B) has notified consumers of any information security breach with respect to the information of such consumers or (C) has notified employees of any information security breach with respect to the information of such employees.
          (h) Company and its Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.
          3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under Law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended, and any similar state laws, pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
          3.19 Insurance Business Matters. (a) Each Subsidiary of Company that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 3.19(a) of the Company Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Insurance Subsidiary to transact the business of insurance.
          (b) Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed by each Insurance Subsidiary with any Insurance Department since January 1, 2006 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable state of domicile and applied on a consistent basis (“SAP”). Each such Statutory Statement presents fairly, in all material respects and in conformity with SAP, the statutory financial condition of such Insurance Subsidiary on the respective date of the Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. No deficiencies or violations have been asserted in writing (or, to the knowledge of Company, orally) by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no permitted practices utilized by the Insurance Subsidiaries in the preparation of the Statutory Statements.
          (c) The aggregate reserves for title insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all title insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with applicable laws, (iii) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise notes in such

Statutory Statements) and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.
          (d) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. There are no insurance policies issued, reinsured or assumed by any Insurance Subsidiary that are currently in force under which Company or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof. Each of Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts.
          (e) All underwriting, management and administration agreements entered into by any Insurance Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.
          (f) All advertising, promotional, sales and solicitation materials and all product illustrations used by any Insurance Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by any Insurance Subsidiary of any Insurance Subsidiary are in compliance with applicable laws.
          (g) Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements involving cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding material liability) (“Reinsurance Contract”) to which any Insurance Subsidiary is a party or by which any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of Company, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of Company, threatened with respect to any such Reinsurance Contract. No Insurance Subsidiary is or has been since January 1, 2005, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP or GAAP.

          (h) Each Insurance Subsidiary is entitled under applicable law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To Company’s knowledge, all such amounts recoverable by Company or any of its Insurance Subsidiaries are fully collectible in due course. Neither Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract, and, to Company’s knowledge, the financial condition of each party to each Reinsurance Contract pursuant to which any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder could reasonably be anticipated.
          (i) Since January 1, 2006, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Insurance Subsidiary or stated to Company that it is considering lowering any rating assigned to any Insurance Subsidiary or placing any Insurance Subsidiary on an “under review” status. As of the date of this Agreement, each Insurance Subsidiary has the A.M. Best rating set forth in Section 3.19(i) of the Company Disclosure Schedule.
          (j) Company has made available to Parent and Merger Sub true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2006, with respect to the Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Company and its Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.
          3.20 State Takeover Laws. The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required, subject to the accuracy of the representation in Section 4.18, to render inapplicable to this Agreement and such transactions the requirements of any “moratorium,” “control share,” “interested shareholder,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations enacted under the laws of the Commonwealth of Virginia applicable to the transactions contemplated by this Agreement, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA (any such laws, “Takeover Statutes”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.
          3.21 Interested Party Transactions. (a) Except as set forth in the Company SEC Documents or Section 3.21 of the Company Disclosure Schedule, no event has occurred since December 31, 2007 that would be required to be reported by Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.
     (b) No executive officer or director of Company or any of Company’s Subsidiaries owns, leases or licenses or is an affiliate of any person that owns, leases or licenses any assets (other than de minimis assets) which are used by Company or any of Company’s Subsidiaries to conduct its business as it is currently conducted. Except as set forth in Section 3.21 of the Company Disclosure Schedule and except for any employment agreement or other benefit or compensation arrangements to which Company or any Subsidiary of Company is a party, neither Company nor any Subsidiary is a party to any agreement, arrangement or other understanding with any executive officer or director of Company or any of Company’s Subsidiaries.
     (c) No current or former executive officer or director of Company or any of Company’s Subsidiaries has asserted any claim, charge, action or cause of action against Company or any Subsidiary of Company, except for immaterial and routine claims for accrued vacation pay or accrued benefits under any Company Benefit Plan.
          3.22 Reorganization. As of the date of this Agreement, Company has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code other than any action contemplated by Sections 6.11 and 6.12 of this Agreement.
          3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded.
          3.24 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at the time the Form S-4 becomes effective, at the date the Proxy Statement is mailed or at the date of the meeting of holders of Company Common Stock to approve the Merger, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and Form S-4 relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
          Subject to and as qualified by items (i) disclosed in any Parent SEC Report filed with the SEC by Parent between December 31, 2007 and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Parent SEC Report, or any other disclosures in such Parent SEC Report that are non-specific, cautionary, predictive or forward-looking in nature); but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (ii) disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a Section in Article IV, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article IV of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent hereby represents and warrants to Company as follows:
          4.1 Corporate Organization. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Virginia. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          4.2 Capitalization. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, of which, as of September 30, 2008 (the “Parent Capitalization Date”), 224,344,673 shares were issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares were issued or outstanding. As of the Parent Capitalization Date, 13,198,703 shares of Parent Common Stock were held in Parent’s treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for 23,307,520 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement, the Parent Stock Plans, Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          4.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and adopted by the Board of Directors of Parent and Merger Sub and approved and adopted by the sole shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).
          (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation of Parent (the “Parent Certificate”) or the Bylaws of Parent (“Parent Bylaws”) or the certificate of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.

          4.4 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(i), (c) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (d) any notices or filings required under the HSR Act and the antitrust laws and regulations of any foreign jurisdiction, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.
          4.5 Reports; Regulatory Matters. (a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnished, as applicable, since January 1, 2006 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved or, to Parent’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2006 there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in Parent’s ordinary course of business).
          (b) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2006 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
          (c) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2006 (the “Parent SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Parent to its shareholders since January 1, 2006 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. To the knowledge of Parent, other than as set forth in Section 4.5 of the Parent Disclosure Schedule, none of the Parent SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.
          4.6 Financial Statements. (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
          (b) Neither Parent nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.
          (c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to Company. As of the date hereof, there is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (d) Since June 30, 2008, (i) neither Parent nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.
          4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Parent Disclosure Schedule.

          4.8 Absence of Certain Changes or Events. (a) Since December 31, 2007, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
          (b) Since December 31, 2007 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
          4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject, and no such proceedings, claims, actions, suits or investigations disclosed in the Parent Disclosure Schedule or the Parent SEC Reports could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent.
          (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.
          4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.
          4.11 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries.
          4.12 Certain Contracts. (a) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC and that is to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports filed prior to the date hereof (any such contract, arrangement, commitment or understanding of the type described in this Section 4.12(a) whether or not set forth in the Parent Disclosure Schedule, is referred to as a “Parent Contract”).

          (b) (i) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Parent and each of its Subsidiaries and, to Parent’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Parent Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent’s knowledge, any other party thereto under any such Parent Contract. No notice of default or termination has been received under any Parent Contract. There are no disputes pending or, to Parent’s knowledge, threatened with respect to any Parent Contract.
          4.13 Risk Management Instruments. All Derivative Transactions, whether entered into for the account of Parent or any of its Subsidiaries or for the account of a customer of Parent or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Parent or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Parent and its Subsidiaries and, to Parent’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Parent’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder
          4.14 Intellectual Property.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:
          “Parent IP” means all Intellectual Property owned, used, held for use or exploited by Parent or any of its Subsidiaries.
          “Licensed Parent IP” means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.
          “Owned Parent IP” means the Intellectual Property that is owned by Parent or any of its Subsidiaries.
          (b) Parent and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Parent IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Parent’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Parent IP. To the knowledge of Parent, all Licensed Parent IP is being used substantially in accordance with the applicable License Agreement.

          (c) The Owned Parent IP and Licensed Parent IP constitute (i) all of the Parent IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of Parent and its Subsidiaries as they are currently conducted and as they have been conducted since June 30, 2008.
          (d) The Owned Parent IP and, to the knowledge of Parent, Licensed Parent IP, are valid, subsisting and enforceable.
          (e) Neither Parent nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. Neither Parent nor any of its Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Parent IP.
          (f) To the knowledge of Parent, no Owned Parent IP or Licensed Parent IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. No third party has infringed, misappropriated or otherwise violated any Owned Parent IP.
          (g) Parent and its Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.
          4.15 Insurance Business Matters. (a) Each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Parent Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 4.15(a) of the Parent Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Parent, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Parent Insurance Subsidiary to transact the business of insurance.
          (b) Since January 1, 2006, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Parent Insurance Subsidiary or stated to Parent that it is considering lowering any rating assigned to any Parent Insurance Subsidiary or placing any Parent Insurance Subsidiary on an “under review” status. As of the date of this Agreement, the Parent Insurance Subsidiaries collectively have the A.M. Best rating set forth in Section 4.15(b) of the Parent Disclosure Schedule.
          4.16 Reorganization; Approvals. As of the date of this Agreement, Parent has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code other than any action contemplated by Sections 6.11 and 6.12 of this Agreement.
          4.17 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at the time the Proxy Statement and Form S-4 are filed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and Form S-4 relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
          4.18 Parent Ownership of Company Securities. Since October 1, 2005, neither Parent nor any Subsidiary of Parent has at any time (i) beneficially owned ten percent (10%) or more of Company Common Stock outstanding at such time or (ii) been an “interested shareholder” with respect to Company within the meaning of Article 14 of the VSCA.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
          5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary and usual course consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to maintain and preserve intact its business organization and management and advantageous business relationships with its customers, suppliers and others having business dealings with them and retain the services of its officers and key employees and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.
          5.2 Forbearances. Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule, or as expressly permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
          (a) other than by the Bank in the ordinary course of business consistent with past practice and other than as permitted under the Credit Facility, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness by the Bank in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, sales of certificates of deposit and the rollover of indebtedness for borrowed money outstanding as of the date hereof from time to time as such indebtedness becomes due and payable, in each case in the ordinary course of business consistent with past practice);
          (b) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;
               (ii) make, declare or pay any dividend (whether in cash, stock or other securities or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, directly or indirectly any shares of its capital stock or of any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its or their capital stock (except (A) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly owned Subsidiaries and (B) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock);
               (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
               (iv) issue any additional shares of capital stock or other securities, except (A) pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Company Benefit Plan, that are outstanding as of the date of this Agreement or granted pursuant to Section 5.2 of the Company Disclosure Schedule or (B) for the  avoidance of doubt, the delivery of Company Common Stock purchased on the NYSE in the ordinary course under the Company ESPP prior to the termination thereof in accordance with Section 1.5(e) of this Agreement;
          (c) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits including severance benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any pension, severance or retirement benefits to Employees, (iii) other than with respect to any compensation and benefits (excluding any equity based compensation or benefits) in accordance with past practice with respect to new hires who would not be executive officers of Company or any Subsidiary of Company, become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, or (v) enter into any collective bargaining agreement with any labor organization, union or association;
          (d) sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or create any lien of any kind with respect to any such property or asset, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;
          (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
          (f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;
          (g) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;
          (h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, other than any action contemplated by Sections 6.11 and 6.12 of this Agreement;
          (i) amend its charter or bylaws (or comparable organizational documents), or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
          (j) (i) amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate, the terms of, or terminate, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business; or, without limiting the foregoing, agree to any changes in financial or other terms or to pay any financial incentives in connection with any waiver, amendment or modification to the Revolver or the Note Purchase Agreement, other than to obtain a forbearance in connection with defaults thereunder in existence as of the date hereof (as to which Parent shall not unreasonably withhold its consent) (an “Adverse Debt Change”);
          (k) commence or settle any material claim, action or proceeding;
          (l) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
          (m) implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or regulatory guidelines;
          (n) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law; or
          (o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.2.
          5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the shareholders of Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, other than as contemplated by Sections 6.11 and 6.12 of this Agreement; (c) take any action that would, or willfully fail to take any action that is intended to, result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
          6.1 Regulatory Matters. (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
          (b) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
          (c) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the condition set forth in Section 7.2(h). In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 10 business days) and to make, or cause to be made, the filings and authorizations, if any, required under any other Regulatory Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.1 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Regulatory Laws as soon as practicable. In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.
          (d) Each of Parent, on the one hand, and Company, on the other hand, shall, in connection with the efforts referenced in Section 6.1(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, permit the other party to review in advance any communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (e) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1(c) and (d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, on the one hand, and Company, on the other hand, shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on Company only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Agreement, Parent shall not be required to agree to or accept (but in its discretion may agree to or accept), and Company shall not, without the prior written consent of Parent, agree to or accept, unless requested to do so by Parent (subject to the proviso to the immediately preceding sentence) any Adverse Debt Change or any condition sought by any Governmental Entity or other person in connection with any consent or approval required to complete or otherwise in connection with the Merger that (A) seeks to prohibit or limit in any material respect the ownership or operation by Company, the Surviving Company, Parent or any of their affiliates of the business or assets of any of them, or to compel Company, the Surviving Company, Parent or any of their affiliates to dispose of or hold separate any significant portion of their business or assets as a result of the Merger or any other transactions contemplated hereby, (B) seeks to impose limitations on the ability of Parent to acquire, hold, or exercise full rights of direct or indirect ownership of the Surviving Company and its Subsidiaries, including the right to vote the capital stock of the Surviving Company on all matters properly presented to the shareholders of the Surviving Company and the rights to declare or pay dividends on any capital stock of the Surviving Company and its Subsidiaries, (C) seeks to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Parent, the Surviving Company or its Subsidiaries and their affiliates, (D) would individually or in the aggregate reasonably be expected to significantly and adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the consummation of the transactions contemplated by this Agreement or (E) would individually or in the aggregate reasonably be expected to significantly and adversely affect the business, financial condition or results of operations of Company and its Subsidiaries, taken as a whole.
          (f) Subject to Section 6.1(e), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement
          (g) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.
          (h) As used in this Agreement, the term “Regulatory Laws” means any Law enacted by any Governmental Entity relating to antitrust matters, insurance, or regulating competition.
          (i) As used in this Agreement, the term “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Entity.
          6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, operations, properties and personnel as Parent may reasonably request. Neither Company, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement (provided, Company will use reasonable best efforts to obtain waivers thereof upon request by Company) entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Parent and Company as of October 27, 2008 (the “Confidentiality Agreement”).
          6.3 Shareholder Approval. Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Company shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall recommend such approval except to the extent expressly permitted under Section 6.10(d). Company shall submit this Agreement to its shareholders at the shareholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Company has adopted resolutions approving and adopting the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s shareholders for their consideration.
          6.4 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
          6.5 Employee Matters. (a) For the period from the Effective Time through December 31, 2009, Parent shall provide to each employee who is actively employed by Company and its Subsidiaries on the Closing Date (collectively, the “Covered Employees”) employee benefits and compensation which, as determined in good faith by Parent, are, in the aggregate, substantially similar to (x) the employee benefits and compensation that were provided to such Covered Employee immediately prior to the Effective Time, or (y) at the election of Parent, employee benefits and compensation that are provided to similarly situated employees of Parent. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 6.5 shall limit the application after the Effective Time to Covered Employees of pay or benefit cuts generally applicable to similarly situated Parent employees.
          (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under each employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall cause such employee benefit plan to recognize the service of each Covered Employee with Company or its Subsidiaries (or their predecessor entities) to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under defined benefit pension plans or to the extent such operation would result in a duplication of benefits for a Covered Employee with respect to the same period of service or to the extent such period of service is not recognized under the applicable Parent employee benefit plan for its similarly situated employees. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans maintained by Parent or any of its Subsidiaries to the extent coverage under such plans is comparable to, and a replacement for, a Company Benefit Plan in which such Covered Employee participated immediately before the consummation of the Merger, and (ii) with respect to any health, dental, vision or other welfare plans of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.
          (c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof (i) with the prior written consent of Parent or (ii) as permitted pursuant to Section 5.2(c) of this Agreement, each Company Benefit Plan.
          (d) Nothing in this Section 6.5 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.
          (e) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.
          6.6 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (“Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries (or any such other person) prior to the Effective Time or (ii) this Agreement or the Credit Facility or any of the transactions contemplated by this

Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. Company agrees that it shall not settle or offer to settle any litigation or other legal proceeding commenced prior to or after the date hereof against Company or any of its directors or executive officers, by any stockholder of Company or otherwise, relating to this Agreement or the Merger without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed.
          (b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any indemnification agreements which are existing as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall or shall cause the Surviving Company to, to the fullest extent a Virginia corporation is permitted as of the date hereof to indemnify its own officers and directors under applicable Law (but subject to any limitations with respect thereto under any Law applicable to Parent or the Surviving Company after the Effective Time), indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement, the Credit Facility, the Insurance Subsidiary Purchase Agreement and the consummation of the transactions contemplated hereby or thereby) or taken at the request of Parent pursuant to Section 6.7.
          (c) For a period of six (6) years from and after the Effective Time, Parent shall maintain directors’ and officers’ liability and fiduciary liability insurance policies (“D & O Insurance”) with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy or policies in effect on the date hereof; provided, that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If, notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall promptly obtain as much comparable insurance as is available for the Maximum Amount. The provisions of this paragraph shall be deemed to have been satisfied if, prior to the Effective Time, six- (6-) year prepaid “tail” policies for the D & O Insurance shall have been obtained by Parent or by Company at the direction of Parent with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof. If such prepaid “tail” policies have been obtained prior to the Effective Time, Parent and the Surviving Company shall maintain such polices in full force and effect to their full term, and continue to honor obligations thereunder.

          (d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
          6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.
          6.8 Advice of Changes. Each of Parent and Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
          6.9 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take all such steps as may be necessary or appropriate, and the parties shall cooperate with each other as necessary, to cause any deemed disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any deemed acquisition of shares of Parent Common Stock by an individual who after the Merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Parent, in each case in connection with the consummation of the transactions contemplated by this Agreement, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          6.10 No Solicitation. (a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company’s shareholders, to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company, than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, and furnish information in connection therewith (provided that Company shall simultaneously provide to Parent any such information that was not previously provided to Parent) if and only to the extent that and so long as the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company’s shareholders under applicable law.
          As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or of the outstanding voting power of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.
          (b) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall use its best efforts to keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a). Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 6.10(b).

          (c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Article 14 or Article 14.1 of the VSCA, or any similar Takeover Statutes.
          (d) Except as expressly permitted by this Section 6.10(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company’s shareholders, (ii) take any public action or make any public statement in connection with the meeting of Company’s shareholders to be held pursuant to Section 6.3 substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:
          (i) it receives a Superior Proposal and such Superior Proposal has not been withdrawn;
          (ii) it determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company’s shareholders under applicable law;
          (iii) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least three business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received an Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a new Change of Recommendation Notice at least two business days prior to such Change of Recommendation; and
          (iv) during any such notice period, Company and its advisors have negotiated in good faith with Parent (provided that Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.
          As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s shareholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.
          (e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.10 by Company.
          (f) Nothing contained in this Section 6.10 shall prohibit Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, that it shall not effect a Change of Recommendation except as set forth herein.
          6.11 Bank Sale. Company shall use its reasonable best efforts to sell, prior to the Effective Time, all of the issued and outstanding capital stock of Centennial Bank, a California industrial bank and an indirect wholly owned Subsidiary of Company (the “Bank”), whether through the sale of all of the outstanding capital stock of its parent company Orange County Bankcorp, a California corporation and a wholly owned Subsidiary of Company, or otherwise, for aggregate net proceeds, including the dividend or distribution of liquid assets to Company or any of its wholly owned Subsidiaries, equal to no less than $60,000,000 payable in full prior to the Effective Time (subject to any Company indemnification obligations reasonably acceptable to Parent with respect to such sale but subject to no other post-closing adjustments) and any terms of such sale that survive the closing thereof must be reasonably acceptable to Parent; provided that, in the event that the aggregate net proceeds received by Company in connection with such sale is less than $60,000,000, the Exchange Ratio automatically shall be adjusted to the number (rounded to the nearest ten-thousandth) determined by multiplying (x) the Exchange Ratio by (y) the quotient of the Equity Value Shortfall divided by the Reference Equity Value (each as defined below). All of the net proceeds from such divesture shall be applied to pay down the outstanding indebtedness of Company and its Subsidiaries under the

Revolver and the Note Purchase Agreement (provided, that Company may only repay outstanding indebtedness under the Note Purchase Agreement for a repayment price or repurchase price no greater than the aggregate principal amount outstanding thereunder plus accrued and unpaid interest to the date of such repayment or repurchase) and the remainder of such net proceeds, if any, shall be held separate and used only as approved by Parent. For purposes of this Agreement, “Equity Value Shortfall” means the amount equal to (i) the Reference Equity Value less (ii) the amount by which (x) $60,000,000 exceeds (y) the aggregate purchase price received by Company in the sale of the Bank, and “Reference Equity Value” means the product of (A) the average closing price on the NYSE of the Company Common Stock for the 10 trading days prior to the second business day prior to the Closing Date and (B) the number of outstanding shares of Company Common Stock as of the close of business on the third business day prior to the Closing Date.
          6.12 Insurance Subsidiaries. Following the execution of this Agreement, Company, Parent, and CTIC and/or Fidelity National Title Insurance Company (“FNTIC”) shall enter into an agreement, mutually acceptable to Company and Parent (as it may be amended or supplemented from time to time, the “Insurance Subsidiary Agreement”), pursuant to which (1) shortly prior to Closing, CTIC and/or FNTIC will lend to Company and/or Parent, and/or dividend to Parent, an amount equal to the book value, as of September 30, 2008 of the statutory surplus of Commonwealth Land Title Insurance Company, an insurance company organized under the laws of the State of Nebraska and a wholly owned subsidiary of Company (“CLTIC”), and/or Lawyers Title Insurance Corporation, an insurance company organized under the laws of the State of Nebraska and a wholly owned subsidiary of Company (“LTIC”), (2) in the event that CTIC and/or FNTIC has made a loan to Company pursuant to clause (1) of this Section 6.12, immediately following such loan, Company will use any loan proceeds to pay down the outstanding indebtedness under that certain Note Purchase and Master Shelf Agreement by and among Company and the several financial institutions party thereto dated as of July 28, 2007 (as amended or supplemented from time to time, the “Note Purchase Agreement”) and the Revolving Credit Agreement by and among Company and the lenders party thereto, dated as of July 28, 2006 (as amended or supplemented from time to time, the “Revolver”); provided, that Company may only repay outstanding indebtedness under the Note Purchase Agreement for a repayment price or repurchase price no greater than the aggregate principal amount outstanding thereunder plus accrued and unpaid interest to the date of such repayment or repurchase, (3) in the event that CTIC and/or FNTIC has made a loan and/or a dividend to Parent pursuant to the clause (1) of this Section 6.12, concurrently with the repayment of outstanding indebtedness by Company pursuant to clause (2) of this Section 6.12, Parent will use any loan or dividend proceeds it receives to repay its own indebtedness, (4) immediately following the Merger, Company will distribute CLTIC and LTIC to Parent as a dividend and (5) Parent will immediately thereafter contribute CLTIC and/or LTIC to CTIC and/or FNTIC as a loan repayment on behalf of itself or Company, as applicable, or as a capital contribution. The transactions contemplated by the Insurance Subsidiary Agreement shall terminate in the event that this Agreement is terminated.

ARTICLE VII
CONDITIONS PRECEDENT
          7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.
          (b) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
          (e) HSR Act; Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all Regulatory Approvals required to complete the Merger and the other transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated, and any conditions imposed in connection with the foregoing, individually or in the aggregate, shall not have the effect set forth in the last sentence of Section 6.1(e), unless consented to by Parent in its sole discretion.
          7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.
          (b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
          (c) Federal Tax Opinion. Parent shall have received the opinion of a nationally recognized law or accounting firm, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.
          (d) Bank Sale. Company shall have consummated the sale of the Bank as contemplated under Section 6.11 and shall have applied the proceeds therefrom as described in Section 6.11.
          (e) Insurance Subsidiary Transactions. The transactions contemplated to be completed prior to Closing under the Insurance Subsidiary Agreement as agreed by Parent and Company pursuant to Section 6.12 shall have been completed, and all conditions to the consummation of the remainder of such transactions to be completed after the Closing shall have been satisfied or waived.
          (f) No Material Adverse Effect. Since December 31, 2007, there shall not have been any event or condition which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company, subject to and qualified by the preamble to Article III.
          (g) Bank Waiver. Company shall have obtained all notices, consents or waivers required (as determined by Parent in its reasonable discretion, in form and substance reasonably acceptable to Parent) pursuant to the terms of the Revolver and the Note Purchase Agreement to permit the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, without any Adverse Debt Change not agreed to by Parent in accordance with Section 5.2; provided that the lenders under the Note Purchase Agreement shall not be required to forego, and such notices, consents or waivers need not include a waiver of, such lenders’ right to be prepaid at par plus accrued interest pursuant to Section 8.3 of the Note Purchase Agreement  following the Merger.
          (h) Auction Rate Securities. Company shall have obtained all requisite Regulatory Approvals in connection with the purchase or exchange by CLTIC and LTIC, or either of them, from or with LandAmerica 1031 Exchange Services, Inc., a Maryland corporation and a wholly owned Subsidiary of Company, of auction rate securities held by it as of the date hereof in an aggregate par amount of no more than $75,000,000 for an aggregate purchase price of no less than $60,000,000.
          7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
          (c) Federal Tax Opinion. Company shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.
ARTICLE VIII
TERMINATION AND AMENDMENT
          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:
          (a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;
          (b) by either Company or Parent, if any Governmental Entity that must grant a Regulatory Approval to complete the Merger and the other transactions contemplated hereby has denied approval of the Merger or any of the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
          (c) by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”); provided, that in the event that as of the End Date, the condition set forth in Section 7.1(e) has not been satisfied, the Termination Date may be extended from time to time by either Parent or Company one or more times to a date not beyond 3 months from the End Date (such later date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this section shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
          (d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
          (e) by Parent, if the Board of Directors of Company shall have (A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s shareholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act;
          (f) by either Company or Parent, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a meeting of Company’s shareholders, convened for purposes of approving and adopting this Agreement;
          (g) by Parent on or prior to 5:00 p.m., Pacific Standard Time, on November 21, 2008, if its pre-merger due diligence investigation with respect to Company and its Subsidiaries causes it to determine in Parent’s sole discretion that it would be inadvisable to consummate the Merger; or
          (h) by Parent, if there shall have occurred and be continuing an Event of Default under the Credit Facility (as such term is defined therein), other than an Event of Default described in Section 7.1(c) of the Credit Facility.
          The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
          8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 8.4, 8.5, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.
          8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          8.4 Termination Fee. (a)  In the event that Parent shall have terminated this Agreement pursuant to Section 8.1(e), Company shall pay to Parent, within two business days after such Termination Date, an amount equal to $7,500,000 (the “Termination Fee”) by wire transfer of same day funds. In addition, in the event that a Pre-Termination Company Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement and thereafter this Agreement is terminated pursuant to Section 8.1(c) (unless Company is not then in material breach of this Agreement, the conditions set forth in Sections 7.1(a), 7.2(d) and 7.2(g) have been satisfied and the condition set forth in Section 7.1(e) has not been satisfied) or Section 8.1(f) or is terminated by Parent pursuant to Section 8.1(d), Company shall pay to Parent the Expenses on demand by wire transfer of same-day funds. Further, in such event, if either (A) prior to the date that is twelve (12) months after the date of such termination Company consummates any Alternative Transaction, Company shall, on the date such Alternative Transaction is consummated, pay Parent a fee equal to the Termination Fee less any Expenses paid pursuant to the preceding sentence by wire transfer of same day funds, or (B) prior to the date that is twelve (12) months after the date of such termination Company enters into a definitive acquisition agreement related to any Alternative Transaction (“Acquisition Agreement”), Company shall, on the date of entry into such Acquisition Agreement, pay Parent the Termination Fee less any Expenses paid pursuant to the preceding sentence by wire transfer of same day funds.
          (b) For purposes of this Section 8.4, a “Pre-Termination Company Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal involving Company shall have been made known to Company or any of its Subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Alternative Proposal involving Company (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.4, and as used in this Section 8.4, shall have the same meaning set forth in Section 6.10 except that (i) the references to “more than 15%” shall be deemed to be references to “50% or more” and (ii) without limiting the scope of clauses (i) or (iii), any transaction contemplated by clauses (ii) or (iv) of such definition shall be limited to transactions to which Company is a party and in which the shareholders of Company immediately prior to the consummation thereof would not hold at least 66 2/3% of the total voting power of the surviving company in such transaction or of its publicly traded parent corporation. As used herein, “Expenses” means Parent’s documented out-of-pocket expenses paid or payable to any third party in connection with this Agreement and the transactions contemplated hereby (including all actuaries’, attorneys’, accountants’ and investment bankers’ fees and expenses), but not to exceed $2,500,000.

          (c) For the avoidance of doubt, the maximum aggregate amount of fees and Expenses payable by Company under this Section 8.4 shall be $7,500,000.
          (d) Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.
          8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          8.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
          9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).
          9.2 Standard. No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, (i) the representations and warranties contained in Sections 3.2(a) and 3.2(b) shall be deemed untrue and incorrect if not true and correct in all respects other than to a de minimis extent (relative to Sections 3.2(a) and 3.2(b), collectively, taken as a whole) and (ii) the representations and warranties contained in Sections 3.2(c), 3.3(a), 3.3(b)(i), 3.7, 3.20, and 3.23 shall be deemed untrue and incorrect if not true and correct in all material respects.
          9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
          9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Company, to:
LandAmerica Financial Group, Inc.
5600 Cox Road
Glen Allen, VA 23060
Attention: Executive Vice President, Chief Legal Officer
Facsimile: (804) 267-8827
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D. Herlihy
                  Nicholas G. Demmo
Fax: (212) 403-2000

(b) if to Parent or Merger Sub, to:
Fidelity National Financial, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Executive Vice President, Legal
Fax: (805) 696-7831
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Robert S. Rachofsky
Fax: (212) 259-6333
          Any party may change the address to which notices, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.
          9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not to any particular provisions of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
          9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
          9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), the Confidentiality Agreement and the Credit Facility constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
          9.8 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent the VSCA is mandatorily applicable to any provision hereof. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          9.9 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.
          9.10 Assignment; Third Party Beneficiaries. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (other than by Parent by operation of law in a merger of Parent) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

          (b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger was not consummated and Company’s shareholders and holders of options to acquire Company Common Stock and holders of other equity-based awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and Company’s shareholders and holders of options and other equity-based awards right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in the courts of the State of Delaware (or if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity.
Remainder of Page Intentionally Left Blank

          IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LANDAMERICA FINANCIAL GROUP, INC.
By:	/s/ Theodore L. Chandler, Jr.
	Name:	Theodore L. Chandler, Jr.
	Title:	Chairman and Chief Executive Officer

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	Executive Vice President Corporate Finance

THANKSGIVING CORPORATION
By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	Executive Vice President Corporate Finance

[Signature Page to Merger Agreement]